EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements listed below pertaining to the following plans:

Form	No.	Title

Form S-8	No. 33-15675	1987 Stock Option Plan

Form S-8	No. 33-22656	1990 Directors’ Option Plan

Form S-8	No. 33-39458	1996 Stock Plan

Form S-8	No. 33-51110	Nonstatutory Stock Option Plan

Form S-8	No. 33-54683	1998 Employee Qualified Stock Purchase Plan

Form S-8	No. 33-61015	2000 Directors’ Option Plan

Form S-8	No. 333-15037	Softdesk, Inc. 1992 Stock Option Plan

Form S-8	No. 333-74651	Discreet Logic Inc. Amended and Restated 1994 Restricted Stock and Stock Option Plan

of our report dated February 19, 2002, with respect to the consolidated financial statements and schedule of Autodesk, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2002.

/s/	ERNST & YOUNG LLP

Palo Alto, California
April 29, 2002